Exhibit 99.1

INFOSYS LIMITED

2015 STOCK INCENTIVE COMPENSATION PLAN

(formerly known as the 2011 RSU Plan)

1.	Purposes of the Plan. The purposes of this Plan are:

•	Attract, retain and motivate talented and critical employees;

•	Encourage employees to align individual performance with Company objectives;

•	Reward employee performance with ownership in proportion to their contribution;

•	Align employee interest with those of the organization.

•	The 2011 RSU Plan stands deleted and replaced by the 2015 Stock Incentive Compensation Plan stated herein.

2.	Definitions. As used herein, the following definitions will apply:

a)	“Act” means the Companies Act, 2013.

b)	“Administrator” means the Nominations and Remuneration Committee that administers the Plan either through itself or through a trust that is set up for this purpose, in accordance with Section 4 of the Plan.

c)	“Applicable Laws” means the legal requirements applicable to an Award or the Plan, including, without limitation, the Act, the SEBI Regulations, the Insider Trading Regulations and all relevant tax, securities, exchange control or corporate laws, rules and regulations of India and the applicable laws, rules and regulations of any other country or jurisdiction where the Award is granted and the rules and regulations of any stock exchange on which the Shares or Depository Shares underlying such Award are listed or quoted, as such laws, rules, regulations and requirements shall be in place from time to time.

d)	“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights or Restricted Stock Units.

e)	“Award Agreement” means the written or electronic agreement between the Company and a Participant setting forth the terms and provisions applicable to an Award granted to the Participant under the Plan.

f)	“Board” means the Board of Directors of the Company.

g)	“Change in Control” means the occurrence of any of the following events:

i)	A change in the ownership of the Company which occurs on the date that any one person or more than one person acting as a group (“Person”) acquires ownership of the stock of the Company that, together with any stock previously held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person who is considered to own more than 50% of the total voting power of the stock of the Company prior to the acquisition of the additional stock will not be considered a Change in Control, or A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose 2 appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, or

ii)	A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection 2(h)(iii). For purposes of this subsection 2(h)(iii), “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets, or

iii)	The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

iv)	For purposes of this Section 2(h), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. In addition, if any Person is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control.

h)	“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

i)	“Company” means Infosys Limited, a Republic of India corporation, or any successor thereto.

j)	“Director” means a member of the Board.

k)	“Disability” means any disability of whatsoever nature be it physical, mental or otherwise which incapacitates or prevents or handicaps a Participant from performing any specific job, work or task which such Participant was capable of performing immediately before such disablement.

l)	“Employee” means a permanent employee of the Company (or a holding company or a Subsidiary of the Company) working in India or out of India, or an employee eligible to participate in this Plan as set out in the SEBI Regulations.

m)	“Exercise Price” means, the price payable by the Participant to exercise an Award granted under the Plan as may be decided by the Administrator from time to time, including any revisions that are permitted under the SEBI Regulations.

n)	“Exercise Period” means the time period after Vesting within which the Participant can exercise his right to apply for the issue of Shares against the Award Vested in him or her pursuant to the Plan.

o)	“Incentive Option” shall mean an Option which satisfies the requirements of Code Section 422.

p)	“Independent Director” means an independent director as determined under Clause 49 of the equity Listing Agreement as prescribed by SEBI.

q)	“Insider Trading Regulations” means the SEBI (Prohibition of Insider Trading) Regulations, 2015 (any any successor thereto) and any insider trading regulations applicable to a Participant in any other jurisdiction, as amended from time to time.

r)	“Market Price” per Share on any relevant date means the latest available closing price per Share on the date immediately prior to the relevant date on the stock exchange on which the Shares are listed. If the Shares are listed on more than one stock exchange, then the closing price on the stock exchange on which the Shares have the highest trading volume on such date shall be used.

s)	“Nominations and Remuneration Committee” means the Nominations and Remuneration Committee (and any successor committees) constituted by the Board from time to time.

t)	“Non-Statutory Option” shall mean an Option which does not qualify as an Incentive Option.

u)	“Option” means an option granted pursuant to Section 7 of the Plan, comprising of a right but not an obligation granted to a Participant to apply for and be issued Shares at the Exercise Price during or within the Exercise Period, subject to the requirements of Vesting.

v)	“Participant” means any person in India or outside who is granted an Award under the Plan.

w)	“Plan” means this 2015 Stock Incentive Compensation Plan.

x)	“Promoter” means a promoter within the meaning of the SEBI Share-Based Employee Benefit Regulations, 2014 (or any successor thereto), as amended from time to time.

y)	“Promoter Group” means promoter group within the meaning of the SEBI Share-Based Employee Benefit Regulations, 2014 (or any successor thereto), as amended from time to time.

z)	“Restricted Stock Unit” means a restricted stock unit granted pursuant to Section 6 of the Plan, comprising of a right but not an obligation granted to a Participant to apply for and be issued Shares at the Exercise Price, during or within the Exercise Period, subject to the requirements of Vesting.

aa)	“SEBI” means Securities Exchange Board of India or such other statutory authority having power to regulate the Plan from time to time.

bb)	“SEBI Regulations” means the SEBI (Employee Stock Option and Employee Stock Purchase Scheme) Guidelines, 1999 applicable to Awards granted prior to the October 12, 2015 and SEBI Share-Based Employee Benefit Regulations, 2014 (and any successor thereto), as amended from time to time, as applicable to Awards granted on or after October 12, 2015

cc)	“Service” means the performance of services for the Company (or any holding company or Subsidiary, whether now existing or subsequently established) by a person in the capacity of an Employee or a Director, except to the extent otherwise specifically provided in the Award Agreement evidencing the Award. For purposes of this definition of Service, a Participant shall be deemed to cease Service immediately upon the occurrence of either of the following events: (i) the Participant no longer performs services in any of the foregoing capacities for the Company or any holding company or Subsidiary or (ii) the entity for which the Participant is performing such services ceases to remain a holding company or Subsidiary of the Company, even though the Participant may subsequently continue to perform services for that entity. Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Company; provided, however, that except to the extent otherwise required by law or expressly authorized by the Administrator or by the Company’s written policy on leaves of absence, no Service credit shall be given for Vesting purposes for any period the Participant is on a leave of absence. In addition, Service does not include any period of service for which the Participant was not paid salary/wages other than for reasons approved by the Administrator.

dd)	“Share” means an equity share and securities convertible into an equity share and shall include American Depository Receipts (ADRs), Global Depository Receipts (GDRs) or other depository receipts representing underlying an equity share or securities convertible into an equity share.

ee)	“Stock Appreciation Right” means a right granted to a Participant pursuant to Section 8 of the Plan, entitling the Participant to receive appreciation for a specified number of Shares where the settlement of such appreciation may be made by way of cash payment or Shares.

ff)	“Subsidiary” means a subsidiary of the Company, whether now or hereafter existing as defined under Section 2 of the Companies Act, 2013 (or any successor thereto), as amended from time to time.

gg)	“Taxes” means all applicable income tax, employment tax, payroll tax, social security tax, social insurance, contributions, payment on account obligations, national and local tax or other payments required to be withheld, collected or accounted for in connection with the grant, Vesting or exercise of an Award.

hh)	“10% Stockholder” means the owner of stock of the Company (as determined under Code Section 424(d)) possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any parent or subsidiary).

ii)	“Vesting” means the process by which the Participant becomes entitled to the benefit of an Award.

jj)	“Vesting Period” means the period after the completion of which the Vesting of an Award granted to the Participant pursuant to the Plan takes place and does not include any period of service for which the Participant was not paid salary/wages other than for reasons approved by the Administrator. The Administrator shall have the authority to decide the Vesting Period of an Award; provided, however, that the minimum Vesting Period shall in general be not less than 12 months from the date of grant of the Award (or such other period as required under the SEBI Regulations as in effect from time to time).

3.	Shares Subject to the Plan.

a)	Share Reserve. Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of Shares that may be awarded under the Plan (including Shares subject to Awards granted prior to October 12, 2015) is 2% of the equity capital of the Company (the “Share Reserve”).

b)	Per Person Limitations. The following per person limitations shall apply:

i)	The maximum number of Shares subject to Awards granted to a Participant shall not exceed 1% of the total paid-up equity capital of the Company during the tenure of the Plan.

ii)	The maximum number of Shares and Depository Shares subject to Awards granted to a Participant who is not a resident of India in the aggregate shall not exceed 5% of the total paidup capital of the Company during the tenure of the Plan.

iii)	The grant of Awards during any one year covering a number of Shares equal to or exceeding 1% of the issued capital of the Company at the time of grant of the Award shall be subject to a special resolution passed at an Annual General Meeting.

c)	Lapsed Awards. Shares subject to Awards granted under the Plan shall be available for subsequent award and issuance under the Plan to the extent such Awards expire, terminate or are cancelled for any reason prior to the issuance of the Shares subject to such Awards. Shares that have actually been issued under the Plan under any Award will in no event be returned to the Plan and will not become available for future distribution under the Plan. To the extent an Award is settled in cash rather than Shares , then the number of Shares available for issuance under the Plan shall not be reduced by the number of Shares subject to such Award. If Shares are withheld to pay the applicable Taxes, the number of Shares available for issuance under the Plan shall be reduced by the net number of Shares issued after giving effect to such withholding.

d)	Share Issuance. Any Shares to be issued under the Plan may be issued by the Company or by a trust established by the Company. Any such trust shall be subject to compliance with SEBI Regulations and all other Applicable Laws.

4.	Administration of the Plan.

a)	Administration The Plan shall be administered by the Nominations and Remuneration Committee.

b)	Powers of the Administrator. The Administrator will have the authority, in its discretion:

i)	to select the eligible persons to whom Awards may be granted hereunder;

ii)	to determine the terms and conditions, including Exercise Price, of any Award granted hereunder, provided such terms and conditions are not inconsistent with the terms of the Plan;

iii)	to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

iv)	to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

v)	to modify or amend each Award (subject to Section 16(c) of the Plan);

vi)	to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

vii)	to allow a Participant to defer the receipt of the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine;

viii)	to allow an outstanding Award denominated in equity shares to be settled in depository shares;

ix)	to frame suitable policies and systems to ensure that there is no violation of securities laws including (a) SEBI (Prohibition of Insider Trading) Regulations, 2015 and (b) SEBI (Prohibition of Fraudulent and Unfair Trade Practices relating to the securities market) Regulations, 2003, by any Employee or Director; and

x)	to make all other determinations deemed necessary or advisable for administering the Plan.

c)	Effect of Administrator’s Decision. The Administrator’s decisions, determinations, and interpretations will be final and binding on all Participants and any other holders of Awards.

5.	Eligibility.

a)	The persons eligible to participate in the Plan are as follows:

i)	Employees, other than (A) any Employee who is a Promoter or belongs to the Promoter Group or holds 2% or more of the outstanding Shares, or (B) except with the prior approval of the Reserve Bank of India, employees who are the citizens of Bangladesh, Pakistan or Sri Lanka; and

ii)	Directors or directors of any holding company or Subsidiary, other than (A) any Independent Directors or (B) Director(s) who either themselves or through a relative or through any body corporate, directly or indirectly, hold more than 10% of the outstanding Shares

6.	Restricted Stock Units.

a)	Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such terms and conditions as the Administrator, in its sole discretion, will determine.

b)	Terms. Each Restricted Stock Unit Award shall entitle the Participant to receive the Shares underlying such Award following Vesting and payment of the Exercise Price. The Exercise Price shall be determined by the Administrator, provided that such price shall not be less than the par value of the Shares. The Exercise Price must be paid at such time and in such manner as set forth in the Award Agreement.

c)

Vesting. The Administrator will, in its discretion, set the Vesting criteria which may be based on the Participant’s period of Service and/or the attainment of specified performance objectives. After the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any Vesting restrictions for such Restricted Stock Units. The minimum Vesting Period of a Restricted Stock Unit Award shall not be less than a period of 12 months unless such other shorter period is approved by the Administrator, provided such other period is in compliance with the SEBI Regulations in effect from time to time. In addition, the Vesting of the Award will accelerate in full upon the Participant’s death or Disability during the period of Service to the extent required under the SEBI Regulations.

d)	Form and Timing of Settlement. Settlement of vested Restricted Stock Units will be made as soon as practicable after the date(s) set forth in the Award Agreement. To the extent permitted by Applicable Laws and the Administrator, the Participant may elect for vested Restricted Stock Units be paid in equity shares or depository shares.

e)	Exercise of Restricted Stock Units. After Vesting, a Participant shall have a limited period of time as set forth in the Award Agreement within which to exercise the Award. On the expiry of any such Exercise Period, any Restricted Stock Units which have not been exercised will lapse and cease to be valid for any purpose. Alternatively, the Administrator may provide that the Award shall be automatically exercised upon Vesting subject to payment of the Exercise Price and other terms as set forth in the Award Agreement.

f)	Termination. Outstanding unvested Restricted Stock Units shall automatically terminate without any payment if the performance goals or Service Vesting requirements established for those Awards are not attained or satisfied.

7.	Options.

a)	Grant. Options may be granted at any time and from time to time as determined by the Administrator. Each Option grant will be evidenced by an Award Agreement that will specify such terms and conditions as the Administrator, in its sole discretion, will determine. Options granted to U.S. persons may be Incentive Options or Nonstatutory Options.

b)	Exercise Price.

i)	The Exercise Price per Share subject to the Option shall be fixed by the Administrator; provided, however, that such Exercise Price shall not be less than the Market Price per Share on the grant date or such other minimum price required by Applicable Laws.

ii)	The Exercise Price shall be payable in:

iii)	cash or check made payable to the Company,

iv)	to the extent permitted by Applicable Laws and specified in the Award Agreement, through a cashless exercise procedure pursuant to which the Participant shall authorize the sale of Shares in accordance with procedures established by the Company (whether through a broker or otherwise) and remittance to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased Shares plus all applicable Taxes, or

v)	such other form as determined by the Administrator and specified in the Award Agreement.

c)

Exercise and Term of Options. Each Option shall be exercisable at such time or times, during such period and for such number of Shares as shall be determined by the Administrator and set forth in the Award Agreement evidencing the Option. However, no Option may be exercised prior to completion of the 12- month period from the Option grant date unless another period is approved by the Administrator, provided such other period is in compliance with the SEBI Regulations as in effect from time to time. No Option shall have a term in excess of ten (10)

years measured from the Option grant date. In addition, the exercisability of an Option shall accelerate in full upon the Participant’s death or Disability during his or her period of Service to the extent required under the SEBI Regulations.

d)	Effect of Termination of Service. The following provisions shall govern the exercise of any Options that are outstanding at the time of the Participant’s cessation of Service or death:

i)	Any Option outstanding at the time of the Participant’s cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Administrator and set forth in the Award Agreement evidencing the Option, but no such Option shall be exercisable after the expiration of the Option term.

ii)	Any Option held by the Participant at the time of the Participant’s death and exercisable in whole or in part at that time may be subsequently exercised by the personal representative of the Participant’s estate or by the person or persons to whom the Option is transferred pursuant to the Participant’s will or the laws of inheritance or by the Participant’s designated beneficiary or beneficiaries of that Option.

iii)	Should the Participant’s Service be terminated for misconduct or should the Participant otherwise engage in misconduct while holding one or more outstanding Options, then all of those Options shall terminate immediately and cease to be outstanding.

iv)	During the applicable post-Service Exercise Period, the Option may not be exercised for more than the number of Shares for which the Option is exercisable at the time of cessation of Service. No additional Shares shall vest under the Option following the Participant’s cessation of Service except to the extent (if any) specifically authorized by the Administrator in its sole discretion pursuant to an express written agreement with the Participant. Upon the expiration of the applicable Exercise Period or (if earlier) upon the expiration of the Option term, the Option shall terminate and cease to be outstanding for any Shares for which the Option has not been exercised.

e)	Incentive Options. The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section 7(e), all the provisions of the Plan shall be applicable to Incentive Options. Options which are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section 7(e).

i)	Eligibility. Incentive Options may only be granted to Employees of the Company or a parent or subsidiary corporation as such terms are defined in Section 422 of the Code.

ii)	Share Limitation. Subject to adjustment pursuant to Section 11 and Section 3 and subject to Section 422 of the Code, the maximum number of Shares that may be issued pursuant to Incentive Options granted under the Plan shall be equal to the Share Reserve set forth in Section 3(a).

iii)

Dollar Limitation. The aggregate Market Price of the Shares (determined as of the respective date or dates of grant) for which one or more Options granted to any Employee under the Plan (or any other option plan of the Company or any parent or subsidiary as defined in Section 422 of the Code) may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed the sum of One Hundred Thousand U.S. Dollars ($100,000). To the extent the Employee holds two (2) or more such Options which become exercisable for the first time in the same calendar year, then for purposes of the foregoing limitations on the exercisability of those Options as Incentive Options, such Options shall be deemed to become first exercisable in that calendar year on the basis of the chronological order in which they were granted, except to the extent otherwise provided under Applicable Law.

iv)	10% Stockholder. If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then the Exercise Price per Share shall not be less than 110% of the Market Price per Share on the Option grant date, and the Option term shall not exceed five (5) years measured from the Option grant date.

8.	Stock Appreciation Rights

a)	Grant. Stock Appreciation Rights may be granted at any time and from time to time as determined by the Administrator. Each Stock Appreciation Rights grant will be evidenced by an Award Agreement that will specify such terms and conditions as the Administrator, in its sole discretion, will determine.

b)	Exercise Price. The Exercise Price per Share shall be fixed by the Administrator; provided, however, that such Exercise Price shall not be less than the Market Price per Share on the grant date or such other minimum price required by Applicable Laws.

c)	Exercise and Term. A Stock Appreciation Rights Award shall relate to a specified number of Shares and shall be exercisable upon such terms and conditions as the Administrator may establish. Each Stock Appreciation Rights Award shall be exercisable at such time or times, during such period and with respect to such number of Shares as shall be determined by the Administrator and set forth in the Award Agreement evidencing the Award. However, no Stock Appreciation Rights Award may be exercised prior to completion of 12 months from the grant date unless another period is approved by the Administrator, provided such other period is in compliance with the SEBI Regulations as in effect from time to time and no Stock Appreciation Rights Award shall have a term in excess of ten (10) years measured from the grant date. In addition, the exercisability of a Stock Appreciation Rights Award shall accelerate in full upon the Participant’s death or Disability during his or her period of Service to the extent required under the SEBI Regulations.

d)	Payment. Upon exercise of the Stock Appreciation Rights Award, the holder shall be entitled to receive a distribution from the Company in an amount equal to the excess of (i) the aggregate Market Price on the exercise date of the Shares underlying the exercised right over (ii) the aggregate Exercise Price in effect for such Shares. In the event that the settlement of a Stock Appreciation Rights Award results in fractional shares, then the consideration for such fractional shares shall be settled in cash.

e)	Form of Distribution. The distribution with respect to an exercised Stock Appreciation Rights Award may be made in (i) Shares valued at the aggregate Market Price on the exercise date, (ii) cash, or (iii) a combination of cash and Shares , as specified in the applicable Award Agreement.

f)	Post-Service Exercise. The provisions governing the exercise of a Stock Appreciation Rights Award following the cessation of the Participant’s Service shall be substantially the same as those set forth in Section 7(d) for Options granted under the Plan.

9.	Shareholder Rights. A Participant shall not have any of the rights of a shareholder with respect to Shares covered by an Award until the Participant becomes the holder of record of such Shares.

10.	Transferability of Awards. An Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator, in accordance with Applicable Laws, makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

11.	Adjustments; Dissolution or Liquidation; Change in Control.

a)	Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or any other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan (in the aggregate and under Incentive Option) and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits set forth in Section 3.

b)	Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

c)	Change in Control. In the event of a Change in Control, each outstanding Award will be treated as the Administrator determines, which may include (without limitation) one or more of the following actions with respect to any outstanding Award: (i) assumption of the Award by the successor corporation (or parent or subsidiary of the successor corporation (collectively, the “Successor Corporation”); (ii) cancellation and substitution of the Award with an Award granted by the Successor Corporation; (iii) continuation of the Award pursuant to the terms of the Change in Control transaction; (iv) accelerated vesting of the Award (in whole or in part); (v) termination of the Award; (vi) cancellation of the Award in exchange for a cash payment for each vested Share (and each unvested Share if so determined by the Administrator) subject to the Award in an amount equal to the excess of the Market Price per Share on the date of the Change in Control over the Exercise Price in effect for such share or (vii) replacement of the Award with a cash retention program of the Company or any Successor Corporation which preserves the spread existing on the unvested Shares subject to the Award at the time of the Change in Control (the excess of the Market Price of those shares over the aggregate Exercise Price payable for such shares) and provides for subsequent payout of that spread in accordance with the same vesting schedule applicable to those unvested Shares..

The Plan Administrator shall have the authority to provide that any escrow, holdback, earn-out or similar provisions in the definitive agreement effecting the Change in Control shall apply to any cash payment made pursuant to this Section 11(c) to the same extent and in the same manner as such provisions apply to a holder of a Share. In addition, an Award may be subject to cancellation without any payment due to the Participant if the Market Price per Share on the date of the Change in Control is less than the Exercise Price per Share in effect for the Award.

The Administrator will not be required to treat all Awards similarly in the transaction.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Shares held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger, demerger or Change in Control is not solely common stock of the Successor Corporation, the Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received, for each Share and each right to acquire a Share, to be solely common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of Shares in the Change in Control.

Notwithstanding anything in this Section 11(c) to the contrary, an Award that vests or is earned upon the satisfaction of one or more performance conditions (as set forth in the Award Agreement) will not be considered assumed if the Company or its successor modifies any of such performance conditions (as mentioned in the Award Agreement) without the Participant’s consent: provided, however, a modification to such performance conditions only to reflect the Successor Corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

12.	Tax Withholding.

a)	Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any Taxes required with respect to such Award (or exercise thereof).

b)	Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such Taxes, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Market Price equal to the minimum amount required to be withheld, (iii) delivering to the Company already-owned Shares having a Market Price equal to the amount required to be withheld, or (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum rates for Taxes applicable to the Participant with respect to the Award on the date that the amount of Taxes to be withheld is to be determined. The Market Price of the Shares to be withheld or delivered will be determined as of the date that the Taxes are required to be withheld.

13.	No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s Service relationship with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

14.	Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination of granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

15.	Effective Date and Term of Plan. This Plan became effective on the date if its adoption by the Board on October 12, 2015, pursuant to the approval of the Company’s shareholders obtained by postal ballot on March 31, 2016. The Plan will continue in effect from the date of such initial adoption, unless terminated under Section 16 of the Plan.

16.	Amendment and Termination of the Plan.

a)	Amendment and Termination. Subject to Applicable Laws, the Administrator may at any time amend, alter, suspend or terminate the Plan.

b)	Shareholders’ Approval. The Company will obtain shareholder approval by way of special resolution in a general meeting of the Company for any amendment to the Plan to the extent necessary and desirable to comply with Applicable Laws. The notice for passing special resolution shall contain the information as set out in Clause 6.2 of SEBI Regulations.

c)	Effect of Amendment or Termination. No amendment, alteration, suspension, or termination of the Plan will impair the rights of any Participant unless agreed to by the Participant. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

17.	Legal Compliance Prior to Issuance of Shares. Shares will not be transferred to a Participant pursuant to the exercise of an Award unless the exercise of such Award and the delivery of such Shares will comply with Applicable Laws.

18.	Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Administrator to be necessary to the lawful transfer of any Shares hereunder, will relieve the Company of any liability in respect of the failure to transfer such Shares as to which such requisite authority will not have been obtained.